Exhibit 99.1

Contacts:              Linda H. Simmons                                                            Debbie Mandeville
Chief Financial Officer                                                      Investor Relations Officer
(401) 574-1652                                                                 (401) 574-1547
lsimmons@bankri.com                                                   dmandeville@bankri.com

BancorpRI Announces Increase to Loan Loss Provision

Company to Recognize Charge-Off and Adjust Fiscal Year
 and Fourth Quarter 2009 Earnings Results

Providence, R.I. – March 10, 2010 – Bancorp Rhode Island, Inc. (NASDAQ: BARI), the parent company of Bank Rhode Island, announced today that, as a result of information obtained after its January 28, 2010, announcement of year-end 2009 results and before filing its 2009 Annual Report on Form 10-K, it will record, in the fourth quarter of 2009, an increase to the provision for loan and lease losses totaling $1.5 million. The Company also will recognize a charge-off in an equal amount.

The Company expects the increase to the provision will reduce its previously reported earnings for the fourth quarter 2009 by a net after-tax amount of $923,000, resulting in adjusted net income of $1.1 million, or $0.24 diluted earnings per share (EPS).  The increase to the provision also will reduce net income for the year ended December 31, 2009, resulting in adjusted net income of $5.5 million, or $0.70 diluted EPS, after preferred stock dividends and discount accretion.  Nonperforming assets as of December 31, 2009 will increase by $4.0 million to $20.0 million or 1.26% of total assets.

The increases to the provision and nonperforming assets are attributable to a commercial credit relationship totaling $5.4 million.  As part of the credit management process, a field examination commenced in February 2010, uncovered, among other items, that the receivables collateralizing the credit were overstated.  Based on the information known today, at year-end 2009, the Company would have downgraded this credit to nonperforming status, increased the provision by $1.5 million and recognized a charge-off in an equal amount.

About BancorpRI
Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches and more than 60 ATMs throughout Providence, Kent and Washington Counties.  As of December 31, 2009, BankRI has $1.6 billion in assets and $1.1 billion in deposits.  For more information, visit www.bankri.com.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.
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